Exhibit 10.2

Sublease Termination Agreement

THIS SUBLEASE TERMINATION AGREEMENT (“Agreement”) is made and entered into as of June 26, 2012, by and between TRANSCEPT PHARMACEUTICALS, INC., a Delaware corporation fka Novacea, Inc. (“Sublessor”) and. BIPAR SCIENCES, INC. a Delaware corporation (“Sublessee”).

RECITALS

A. Sublessor or its predecessor and Sublessee or its predecessor have heretofore entered into that certain Sublease dated as of March 24, 2009 (the “Sublease”) for premises consisting of approximately 18,368 square feet, as described therein (the “Subleased Premises”), in the building located at 400 Oyster Point Boulevard, Suite 200, South San Francisco, California (the “Building”), which forms part of the office building complex commonly known as Oyster Point Marina Plaza (the “Complex”).

B. Sublessor leases the Premises from the owner of the Building (the “Master Landlord”) pursuant to a certain lease agreement dated May 15, 2007 (the “Master Lease”).

C. The Sublease has not heretofore been amended or assigned.

D. The Term of the Sublease commenced on June 1, 2009, and in the absence of this Agreement would have expired on October 31, 2012.

E. The parties mutually desire to terminate the Sublease, all on and subject to the terms and conditions hereof.

AGREEMENT

Now therefore, in consideration of the mutual terms and conditions herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1 TERMINATION EFFECTIVE DATE. This Agreement shall be effective as an executory contract between the parties immediately upon their full execution and delivery of the Agreement to each other. The termination of the Sublease (subject to Section 3.2 hereof) provided for hereunder shall become effective at 11:59 p.m. on June 30, 2012 (the “Termination Effective Date”).

2 TERMINATION. Notwithstanding anything to the contrary in the Sublease, the Term of the Sublease shall be deemed to have terminated and expired on the Termination Effective Date, subject to Section 3.2 hereof; provided, however, that if Sublessee shall violate any material provisions hereof, or if Sublessee’s representations herein shall be false in any material respect, Sublessor shall have the right to declare such termination null and void and to reinstate the Sublease, in addition to, and not in lieu of, any other rights or remedies that may be available to Sublessor. The Premises shall be deemed to have been surrendered by Sublessee on the Termination Effective Date, but Sublessee shall nevertheless fully comply with all obligations under the Sublease through the Termination Effective Date, including those provisions relating to the condition of the Premises and removal of Sublessee’s personal property upon expiration of the Sublease. For purposes of this Agreement, the “Expiration Date” set forth in the Sublease shall be understood to mean the Termination Effective Date as defined above.

2.1 Condition Precedent. This Agreement is expressly conditioned upon Master Landlord’s ability to enter into a two-year lease agreement with a new tenant for the majority of the Premises, and the partial termination of the Master Lease with respect to the Premises on terms acceptable to Sublessor. If Master Landlord fails for any reason to enter into such a new lease agreement for the Premises on or before the Termination Effective Date, or if the Master Lease is not partially terminated with respect to the Premises effective on or before the Termination Effective Date (including, without limitation, the failure of a condition to such partial termination) this Agreement shall be null and void and of no further force or effect, and the Sublease shall continue in effect through its Expiration Date fully as though the parties had never executed and delivered this Agreement to each other.

3 DISPOSITION OF PROPERTY. Notwithstanding anything to the contrary contained in the Sublease, it is understood and agreed that Sublessee shall remove from the Premises all of Sublessee’s improvements, fixtures, and equipment. Sublessee shall leave upon the Premises improvements, furniture, fixtures, and equipment described in Exhibit A (collectively “FFE”), and upon the Termination Effective Date, Sublessee hereby transfers all of Sublessee’s right, title, and interest (if any) in such items to Sublessor, on an “as is where is” basis, fully as though by bill of sale.

3.1 Sublessee’s Furniture, Fixtures, & Equipment. In consideration of Sublessor’s agreement to permit the termination of the Sublease effected under this Agreement, Sublessee agrees to transfer all its right, title, and interest in FFE to Sublessor by bill of sale on the Termination Effective Date at no charge to Sublessor.

3.2 Temporary Use by Sublessee. Notwithstanding anything to the contrary herein, Sublessor agrees that Sublessee shall be allowed to continue to utilize for its current purpose, on a temporary basis, in the portion of the Premises constituting the new Suite 212 (as depicted on Exhibit B) that will be created on the Termination Effective Date through July 31, 2012, at no charge to Sublessee. The provisions of the Sublease shall survive during any such period, and apply to the use of such space.

4 PAYMENTS, AMENDMENTS, SECURITY DEPOSIT. Sublessee shall continue to pay all rentals and other charges under the Sublease through the Termination Effective Date, all of which shall be prorated on a per diem basis. Any undetermined charges may be billed to Sublessee when determined (and Sublessee’s obligation to pay the same shall survive termination of the Sublease), or Sublessor may reasonably estimate such charges and require that Sublessee pay the same within thirty (30) days after Sublessor bills the same, subject to adjustment after the actual charges have been determined. Sublessor and Sublessee agree that Sublessee shall not be required to pay a lease termination fee in connection with the partial termination of the Sublease agreed hereunder. The parties understand and agree that the in accordance with Section 5 of the Sublease and Section 5.1.3 of the Master Lease, Sublessor shall promptly return to Sublessee any portion of the Security Deposit remaining as of the Termination Effective Date.

5 MUTUAL RELEASES. In consideration of Sublessor’s releasing Sublessee from the obligation to pay the balance of the rentals due under the Sublease and executing this Agreement, and in consideration of Sublessee’s agreement to pay the amounts described in § 4 above and of the representations and other agreements herein contained, Sublessor and Sublessee hereby release and forever discharge each other and their respective partners, officers, directors, agents, trustees, beneficiaries, and employees of and from any and all claims, liabilities, acts, damages, demands, rights of action, and causes of action which each party ever had, now has, or in the future may have against the other arising from or in any way connected with the Sublease, except for those obligations and liabilities contained herein or reinstated pursuant to the provisions hereof. This release is intended as a full settlement and compromise of each, every, and all claims and liabilities of every kind and nature. Both parties expressly waive any and all rights which they may have under § 1542 of the Civil Code of the State of California (or such similar statutes), which provides as follows:

Sublessor and Sublessee understand and agree that by execution of this Agreement, the other party and its partners, officers, directors, agents, trustees, beneficiaries, and employees do not admit any liability of any nature whatsoever. This Agreement is made entirely as a compromise and for the purpose of terminating the term of a portion of the Sublease and settling and extinguishing the respective claims, acts, damages, demands, rights of action, or causes of action of Sublessor and Sublessee with respect to the Sublease.

6 WARRANTIES AND REPRESENTATIONS. Each party represents to the other that it has full power and authority to execute this Agreement. Each party represents to the other that, except as recited herein, it has not made any assignment, sublease, transfer, conveyance, or other disposition of the Sublease or any interest in the Sublease or the Premises and that it has no knowledge of any existing or threatened claim, demand, obligation, liability, action, or cause of action arising from or in any manner connected with the Sublease or the Premises by any other party. Sublessee represents that Sublessee has not at any time done or suffered, and will not do or suffer, any act or thing whereby the Premises or any part thereof are or may be in any way charged, affected, or covered by any lien or claim and shall indemnify, defend, protect, and hold Sublessor harmless from all liabilities, claims, expenses, damages, or costs arising from the same, including (without limitation) attorneys’ fees and costs.

7 HOLDING OVER. Sublessee shall comply with Section 6 of the Sublease in the event that Sublessee (or any subtenants or other occupants of the Premises) retains possession of the Premises or any part thereof after the

Termination Effective Date (except as set forth in Section 3.2) The foregoing provisions shall not serve to extend the Term, although Sublessee shall be bound to comply with all provisions of the Sublease until Sublessee vacates the Premises.

8 NOTICES. Any notice given by any party to another party hereto shall be by certified or registered mail, return receipt requested, postage prepaid, to such other party at the address given below or such other address as such other party may from time to time designate in writing to the other parties in accordance with these provisions. The addresses set forth below shall supersede any addresses for notices set forth in the Sublease or in the Amendment. Any such notice shall be deemed given when placed in the United States mails with sufficient postage prepaid.

Sublessee:	BIPAR SCIENCES, INC.
c/o Sanofi Aventis US Inc.
55 Corporate Drive
Mail Code 55A-510A
Bridgewater, NJ 08807
Attn: Mark R. Shaw

With copy to:

Sanofi US Services Inc.
55 Corporate Drive
Mail Stop 55A-520A
Bridgewater, NJ 08807
Attn: General Counsel

Sublessor:	TRANSCEPT PHARMACEUTICALS, INC.
Attn: Dennie W. Dyer, Vice President Operations
1003 West Cutting Boulevard, Suite 110
Point Richmond, CA 94804

9 DEFINED TERMS. Terms used herein that are defined in the Sublease or the Amendment shall have the meanings therein defined, unless a different definition is set forth in this Agreement. In the event of any conflict between the provisions of the Sublease, the Amendment and/or this Agreement, the terms of this Agreement shall prevail.

10 SURVIVAL. Warranties, representations, agreements, and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any and all performances in accordance with this Agreement.

11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, which each severally and all together shall constitute one and the same Agreement.

12 ATTORNEYS’ FEES. If any party obtains a judgment against any other party or parties by reason of breach of this Agreement, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment against the losing party or parties.

13 SUCCESSORS. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors, and assigns of the parties.

14 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

15 WHOLE AGREEMENT. The mutual obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises, or inducements have been made by the parties other than as appear in this Agreement. This Agreement may not be amended except in writing signed by all the parties.

In witness whereof, the parties have executed this Agreement as of the date first above written.

Sublessee:		Sublessor:

BIPAR SCIENCES, INC. a Delaware corporation		TRANSCEPT PHARMACEUTICALS, INC., a Delaware corporation fka Novacea, Inc.

By:	/s/ Mark L. Staudenmeier	By:	/s/ Thomas P. Soloway
	Mark L. Staudenmeier		Thomas P. Soloway
	name typed]		name typed]
Its:	CFO	Its:	EVP & COO

Exhibit A

Partial Termination with Transcept
Transcept Furniture List
Suite 200, 400 Oyster Point Blvd.
Prepared: June 19, 2012
Total
General Office Area
Cubicles in Open Area	17
Desks in Private Offices	30
Chairs (rolling)	78
Chairs (guest)	79
Small Conference Tables	10
White Boards	36
High File Cabinet (metal)	10
Low File Cabinets (metal)	34
Tall Cabinets (wood)	4
Book Shelves	19
Small Refrigerators	3

Reception Area
Built-in Reception Desk	1
Sofa	1
Coffee Table	1
Cabinet	1
Small End Table	1

Kitchen
Refrigerator	1
Metal racks	4
Small Tables	7
Chairs	23

Innowave Water Chiller	1

Storage Rooms
Shelves	13
Desks	2
Racks	8
Storage Cabinets	4

Main Conference Rooms
Large Conference Table	1
Leather Chairs	15
Sharp Flat Screen Monitor	1
Epson Projector	1
Glass White Board	1

Small Conference Rooms
Conference Room Tables	3
Epson Projectors	2
(Chairs and white boards included in total count)

Small Conference Rooms
Rolling Server Cabinet	1
Server Racks	2
Patch Panel	1
White Board	1
Metal Cabinet	1

Sanofi Shall Remove
Kitchen and Miscellaneous Equipment
Microwave		1	Belongs to Sanofi
Toaster over		1	Belongs to Sanofi
Toaster		1	Belongs to Sanofi
Coffee Makers		2	Belongs to Sanofi
Printers		7	Belongs to Sanofi
Cannon Copier		1	Belongs to Sanofi
Open Area Furniture
Tables		3	Belongs to Sanofi
Sofas		2	Belongs to Sanofi
Glass tables		2	Belongs to Sanofi

EXHIBIT B

Suite 200
new
Suite 221
a portion of
Suite 200 occupied
by Bay Bio.
new
Suite 212
currently a part
of Suite 200
LEGEND
[N] WALL
[E] WALL
DEMO
[N] DOOR
[E] DOOR
[N] WINDOW
[E] WINDOW

T/H INTERNATIONAL ARCHITECTURE + DESIGN

DESCRIPTION: 400 OPB - STE 200 SPACE PLAN		DATE: 04/26/07	1
		SCALE: NONE	
JOB NAME:	JOB#: 207105	CONTRACTOR:	
LOCATION: 400 OYSTER PT, SSF	DRAWN BY: AY	CHECKED BY: NT	

J:\jobs\207105\DWG\UCX0001-1X17.dwg, Apr 26, 2007 - 9:56am, cyones, (C) TSH International
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